                                                                    EXHIBIT 99.1


August 20, 2001



Dear Shareholder:

Several significant milestones were attained in the quarter ended June 30, 2001. For the first time, the company surpassed $1 billion in total assets and $1 million in net income. We were particularly encouraged that in the current environment of declining interest rates and compressed net interest margins, the earnings trend experienced in our first quarter continued and accelerated in the second quarter.


SECOND QUARTER FINANCIAL RESULTS

As of June 30, 2001, total assets were $1.016 billion versus $938 million on March 31, 2001. Loans in the second quarter increased $93 million to $798 million from $705 million in the previous quarter. The transition to more managed growth discussed in the May 2001 letter to shareholders isn't fully reflected in loan growth in the second quarter, as that initiative didn't begin until May. Loan growth in the third quarter will be lower than in the previous two quarters.

Deposits in the second quarter increased $59 million to $822 million from $763 million at March 31. During the period, BankDirect deposits decreased by $45 million to $288 million as we continued to allow higher cost CDs to run off the books. This was offset by the placement of $75 million in more cost effective CDs issued through Merrill Lynch, leaving a net increase in core demand deposits of over $30 million.

Net income for the quarter ended June 30, 2001 was $1,166,000 compared to $537,000 in the first quarter and a loss of $4,567,000 for the second quarter of 2000. Operating income, excluding the loan loss provision, was $2,458,000 versus $1,367,000 in the first quarter.


CREDIT QUALITY

With the weakness in the economy, Texas Capital Bank has experienced some deterioration in the operating results and balance sheets of its borrowers. At the end of the quarter, one loan relationship of $8.3 million was put on non-accrual, bringing total non-accrual loans to $8.4 million. As a consequence, interest received on the loan in the future will be applied to principal and will not be included in income. Subsequent to the end of the quarter, an agreement was reached to restructure the loan wherein we will charge off $1.5 million of principal in return for a payment from the borrower of $2.5 million to be applied to the loan. The residual outstanding balance of $4.3 million will remain on non-accrual until the company demonstrates its ability to service the debt.

At June 30, 2001, the reserve for loan losses, which is available to absorb possible losses in the loan portfolio totaled $10.7 million compared to $8.9 million at December 31, 2000 and $4.8 million at

June 30, 2000. This represents 1.31 percent, 1.42 percent, and 1.08 percent on those dates, respectively. After the aforementioned charge-off and the July provision of $410,000, the ratio will be 1.15 percent of outstanding loans.


OUTLOOK

Barring any unforeseen negative developments in the economy and in our loan portfolio, we are very optimistic about our prospects for the remainder of the year and for 2002. Having completed the build-out of our infrastructure and having covered our fixed costs, every dollar of interest and non-interest income after appropriate reserves drops to the bottom line.


MARKET RECOGNITION

As a result of turning profitable and of our rapid growth (we are now the largest independent banking organization based in Dallas or Fort Worth), we are receiving recognition by several prominent investment banking firms. In June, we presented the company at an investment conference sponsored by Robinson-Humphrey, after which Robinson-Humphrey stated that Texas Capital Bancshares has "the most impressive and believable growth story of any young financial institution in the United States." In September, we are scheduled to present at a Keefe, Bruyette & Woods conference in Houston. Enclosed for your information are recent reports by CIBC World Markets and by Robinson-Humphrey.

Our progress to date is largely a result of the support of our many shareholders. We are extremely grateful to all of you. Please continue to consider us for your banking needs, and for the referral of prospective customers.

/s/ JOSEPH M. GRANT                 /s/ RALEIGH HORTENSTINE III        /s/ GEORGE F. JONES, JR.
-------------------                 ---------------------------        ------------------------
Joseph M. Grant                     Raleigh Hortenstine III            George F. Jones, Jr.
Chairman and CEO                    President                          President and CEO
Texas Capital Bancshares, Inc.      Texas Capital Bancshares, Inc.     Texas Capital Bank


Attachments


This reports contains forward-looking statements which are subject to risks and uncertainties. A number of factors, many of which are beyond the Company's control, could cause actual conditions, events or results to differ significantly from those described in the Company's Form 10-Q for the period ended 6/30/01 which was recently filed with the Securities and Exchange Commission. To obtain the Form 10-Q, call Tonya Murphy in Investor Relations at 214/932-6631.

CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED
(In thousands except share data)

                                                    Three Months Ended                  Six Months Ended
                                                          June 30                           June 30
                                                    2001           2000              2001           2000
                                               ------------   ------------       ------------    ------------
INTEREST INCOME
Interest and fees on loans                     $     15,069   $      8,501       $     29,694    $     13,964
Securities                                            2,520          3,563              5,540           6,376
Federal funds sold                                       84            313                446             619
Deposits in other banks                                   5             73                  9              77
                                               ------------   ------------       ------------    ------------
Total interest income                                17,678         12,450             35,689          21,036
INTEREST EXPENSE
Deposits                                              8,481          6,899             18,224          11,383
Other borrowings                                        935            295              1,435             718
                                               ------------   ------------       ------------    ------------
Total interest expense                                9,416          7,194             19,659          12,101
                                               ------------   ------------       ------------    ------------
NET INTEREST INCOME                                   8,262          5,256             16,030           8,935
PROVISION FOR LOAN LOSSES                             1,292          1,299              2,122           1,999
                                               ------------   ------------       ------------    ------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN
   LOSSES                                             6,970          3,957             13,908           6,936
NON-INTEREST INCOME
Service charges on deposit accounts                     429             95                801             174
Trust fee income                                        211            135                404             241
Gain (loss) on sale of securities                       540              1                981               1
Other                                                   281            332                529             484
                                               ------------   ------------       ------------    ------------
Total non-interest income                             1,461            563              2,715             900
                                               ------------   ------------       ------------    ------------
NON-INTEREST EXPENSE
Salaries and employee benefits                        3,763          3,596              7,991           6,841
Net occupancy expense                                 1,143          1,074              2,300           1,933
Advertising and affinity payments                        77          1,668                178           2,290
Legal and professional                                  509          1,041                827           1,465
Communications and data processing                      712            447              1,445             698
Franchise taxes                                          38             84                 66             127
Other                                                 1,023          1,177              2,113           2,019
                                               ------------   ------------       ------------    ------------
Total non-interest expense                            7,265          9,087             14,920          15,373
                                               ------------   ------------       ------------    ------------
INCOME (LOSS) BEFORE INCOME TAXES                     1,166         (4,567)             1,703          (7,537)
Income tax expense (benefit)                             --             --                 --              --
                                               ------------   ------------       ------------    ------------
NET INCOME (LOSS)                              $      1,166   $     (4,567)      $      1,703    $     (7,537)
                                               ------------   ------------       ------------    ------------
EARNINGS PER SHARE:
                                               ------------   ------------       ------------    ------------
Basic and diluted                              $        .12   $       (.54)      $        .18    $       (.94)
                                               ============   ============       ============    ============

CONSOLIDATED BALANCE SHEETS - UNAUDITED
(In thousands except share data)

                                                                                         June 30,      December 31,
                                                                                           2001            2000
                                                                                        -----------    -----------
ASSETS
Cash and due from banks                                                                 $    32,901    $    29,431
Federal funds sold                                                                               --         30,860
Securities available for sale                                                               167,054        184,952
Securities held to maturity                                                                      --         28,366
Loans, net                                                                                  797,810        616,951
Premises and equipment, net                                                                   5,470          6,111
Accrued interest receivable and other assets                                                 11,907         10,136
Goodwill, net                                                                                 1,559          1,621
                                                                                        -----------    -----------
Total assets                                                                            $ 1,016,701    $   908,428
                                                                                        -----------    -----------

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
   Deposits:
     Non-interest bearing                                                               $   118,279    $    71,856
     Interest bearing                                                                       703,811        723,001
                                                                                        -----------    -----------
   Total deposits                                                                           822,090        794,857

Accrued interest payable                                                                      2,501          3,653
Other liabilities                                                                             6,561          5,135
Federal funds purchased                                                                      56,995         11,525
Short-term borrowings                                                                        37,970          5,000
Other borrowings                                                                              1,181          2,061
                                                                                        -----------    -----------
Total liabilities                                                                           927,298        822,231
Shareholders' equity:
   Common stock, $.01 par value:
     Authorized shares - 20,000,000
     Issued shares -9,158,392 and 9,151,797 at June 30, 2001 December
       31, 2000, respectively                                                                    92             92
   Series A-1 Nonvoting common stock, $.01 par value:
     Issued shares - 406,128 at June 30, 2001 and December 31, 2000                               4              4
   Additional paid-in capital                                                               114,143        113,971
   Accumulated deficit                                                                      (24,831)       (26,534)
   Treasury stock (shares at cost: 79,051 and 110,414 at June 30, 2001
     and December 31, 2000, respectively)                                                    (1,035)        (1,427)
   Deferred compensation                                                                        573            573
   Accumulated other comprehensive income (loss)                                                457           (482)
                                                                                        -----------    -----------
Total shareholders' equity                                                                   89,403         86,197
                                                                                        -----------    -----------
Total liabilities and shareholders' equity                                              $ 1,016,701    $   908,428
                                                                                        ===========    ===========

TEXAS ECONOMY AND THE BANKING SECTOR                          CIBC WORLD MARKETS
--------------------------------------------------------------------------------


                            TEXAS CAPITAL BANCSHARES
                               (A PRIVATE COMPANY)

o Texas Capital Bancshares has rapidly become one of the largest independent banks in the state, with over $900 million in assets at year-end 2000. The company's primary markets are Dallas, Ft. Worth, San Antonio and Austin. Texas Capital anticipates entering the Houston market this year. The primary target market for Texas Capital is the middle market commercial and private banking client that is too large for local community banks and too small for the large dominant out-of-state banks.

o Texas Capital Bancshares, Inc. was formed in late 1998, when its subsidiary bank Texas Capital Bank, N.A. acquired Resource Bank, N.A. of Dallas. The decision to purchase Resource Bank allowed Texas Capital to enter the Dallas-Fort Worth market approximately 12-18 months sooner than if the company were chartered as a new bank, according to management. In January 1999, the company completed its successful initial capitalization with $78 million, believed to be the largest amount of capital ever raised for a start-up bank. Through a subsidiary of the bank, and with the assistance of its technology partner EDS, the company operates an Internet-only banking Web site under the name BankDirect (www.bankdirect.com). The company's primary markets are Dallas, Fort Worth, Austin and San Antonio. The company also has a loan production office in Tulsa, OK and anticipates further expansion into the Houston market this year. The top three executives are well regarded in the industry, each with established 30-year histories in Texas banking, led by Joseph (Jody) M. Grant, chairman and CEO; Raleigh Hortenstine; and George Jones, Jr.

o Texas Capital Bank offers a full suite of products geared toward the commercial borrower, including working capital, acquisition and leveraged buyout financing, focused energy and real estate-related lending, equipment leasing, international services including letter of credits, cash management services and commercial trust and escrow services. A unique feature of Texas Capital Bancshares is its conscious decision to pursue aggressively the private banking and wealth management business of the entrepreneurial owners of middle market companies. Consumer-oriented banking services include residential mortgages, home equity loans, consumer finance, credit cards, debit cards, traditional savings, including certificates of deposit, and personal trust services. According to SEC filings, the company ended the year 2000 with $86 million in equity capital, $629 million in loans, $795 million in deposits and $908 million in total assets.


Operating and Expansion Strategies

o The main strategic thrust of the company is to fill the substantial void of providing specialized and responsive customer solutions to its targeted market while maximizing the company's profitability. The geographic markets in which it operates are expanding rapidly, while the targeted customer base it seeks has been woefully underserved by the larger banks since the late 1980s. Moreover, for its targeted commercial borrowing base, there appears to be no dominant, focused player within its primary home market of Dallas-Fort Worth. While substantial market share does exist with the incumbent banks of Bank of America, Bank One and Wells Fargo, their account minimums appear to keep escalating while their service levels move in the opposite direction. Moreover, the recent mega-merger of J.P. Morgan Chase has created renewed market turmoil in the Dallas and Houston markets, former seemingly invincible strongholds of the old Texas Commerce Bank (which was originally purchased by Chemical Bank of New York and which later merged with the former Chase Manhattan).

o Among the many business tactics deployed by management in order to accomplish its main objective of targeting expansion opportunities within the local middle market commercial borrowing base, a few of the more concisely

CIBC WORLD MARKETS                          TEXAS ECONOMY AND THE BANKING SECTOR
--------------------------------------------------------------------------------


         articulated ones from the recent 10-K filing for 2000 are to 1) remain focused on new regional middle market commercial and Private Client banking opportunities with quick response times, 2) evaluate and expand into complementary lines of business and expand into the Houston market, 3) continue to focus on new and recurring business opportunities with the existing customer base, 4) further penetrate the existing client base with the successful cross-selling of value-added products and incentives for cross-selling, and 5) continue to leverage the existing operational infrastructure in order to attain more efficient pretax growth.

o With respect to these tactics, Texas Capital Bank has made significant inroads into its marketplace by hiring senior bankers with solid lending relationship from larger competing banks. Senior management admits to being pleasantly surprised at the amount of new business generated, in addition to the existing book of business, brought on by the various senior lenders recruited. The lending function is very decentralized, with an in-field authority of approximately $500,000. A tenured credit committee reinforces a strict adherence to well-documented credit processes and clearly follows the practice of separating marketing from the credit approval process. The company has been tightening its lending standards steadily since last summer. Generally, the bank targets upper-income individuals and middle-market businesses with borrowing needs of $100,000 to $10 million. This type of business borrower typically has $5-$250 million in annual revenues, according to management.

o The corporation has a differentiating strategy of aggressively pursuing the private client entrepreneur who typifies the CEO of the middle-market companies in its markets. Many of these targeted principals tend to have rapidly building wealth and a net worth of $1-$25 million, according to management. Like so many other aspects of banking in Texas, tremendous change at some of the largest banks in the state is forcing up account minimums, resulting in a vast and growing underserved client base. This client base often uses more leverage and Texas Capital has hired senior bankers with extensive credit training who work very aggressively at facilitating the continued buildup of personal wealth. Another feature of this client base is often a large buildup of liquidity that can utilizes the firm's cash management products. The company also has outside equity money managers, manages the fixed-income portfolios internally and has approximately $150 million in assets under management and administration. Currently the private client business is self-funded, approximates $100 million in size and serves only the Dallas-Ft. Worth metroplex. Management believes this line of business has significant opportunity for growth in the Houston market.

o Texas Capital's retail banking strategy is pursued through the Internet and the company's branded offering, BankDirect. Through this Web site, www.bankdirect.com, clients are able to enjoy a direct interface to connect with Quicken and Microsoft Money financial management software, instead of the traditional process of downloading and converting files. Although Texas Capital has scaled back its original ambitions a bit for BankDirect, it nonetheless, remains a unique and viable funding vehicle for this rapidly growing corporation. The unit now has about $370 million in deposits, 23,700 accounts and approximately 43 full-time employees. Management adopted a more practical economic model during 2000 and initiated an annual fee of $15.00 unless balances maintained are greater than $2,500.00. Cognizant of the ramifications and knowing that its previous high Gomez Advisor rankings would likely suffer as a result, management was undaunted and implemented its new pricing structure to ward off the "hot money." In another interesting arrangement, BankDirect has had a joint venture with American Airlines' AAdvantage program since early May of last year. AAdvantage members can accrue miles for using a variety of BankDirect's online services.

o The company does offer consumer lending products through this channel, but refers these requests to its joint venture partner, Lending Tree. Likewise, a variety of insurance products are available through the company's BankDirect insurance center and its relationship with InsWeb.com. According to the recent 10-K filing, there is broad-based use of its deposit products, as roughly 32% have interest-bearing checking accounts, 35% have money market accounts, 31% have CDs and 2% have interest-bearing savings accounts.

THE TEXAS TWO STEP:. A STRONG ECONOMY AND A THRIVING BANK INDUSTRY-JUNE 8, 2001
--------------------------------------------------------------------------------


                           TEXAS CAPITAL BANCSHARES, INC.

                           MID 1998 START-UP GETS A NEW ADJECTIVE - PROFITABLE

                           Texas Capital Bancshares is a private banking institution based in Dallas, Texas. Formed in December 1998, Texas Capital Bancshares has raised over $100 million in capital and is the largest privately funded bank in U.S. history. It is also one of the fastest growing banks in the country and has already reached $1 billion in assets.

                           That said, now that this high-profile, private bank has reached $1 billion in assets, growth and size are no longer the most important goals. Indeed, enhancing profitability is becoming a greater focus of the bank. Along those lines, Texas Capital reached profitability in the first quarter and expects to be permanently profitable hereafter.

                           Texas Capital was formed to fill a void left by the devastation of the 1988-1992 banking crisis that resulted in nine of Texas' top 10 institutions being either sold or closed. Indeed, in 1986, Dallas boasted the state's three largest banks with a combined $60 billion in assets. Now, no publicly traded Dallas-based bank exists, and the market is dominated by large out-of-state institutions.

                           The company's CEO is Joseph "Jody" Grant, a Texas banking veteran. The bank's philosophy is to move into the state's most attractive markets (e.g., Dallas, Houston, San Antonio and Austin) and build strong personal customer relationships and create a middle market powerhouse. Texas Capital has already opened four branches in Dallas and one each in Austin, San Antonio and Fort Worth.

                           This high-profile Texas bank has attracted a Who's Who list of Texas investors, including Drayton McLane; "Red" McCombs; Lamar Hunt, Sr.; EDS; Richard Rainwater; Tom Hicks; LBJ Capital; and Lee Roy Mitchell, among others. We believe the equity participation by the state's heaviest hitters is an example of Texas' fervent desire to have strong local banks. The bank's success in playing the "hometown-bank-with-Texas roots" card is enhanced by the fact that the top four market players in Texas (Bank of America, Bank One, Chase Manhattan and Wells Fargo) are all out-of-state banks and control 50% of the state's deposits.

                           Texas Capital's expansion strategy is different from most and is more suited toward the likely future of banking. Specifically, the strategy calls for less bricks and mortar and greater use of technology and courier services. The bank has made substantial investments in state-of-the-art technology and plans to utilize technology to help deliver its products and services.

                           Texas Capital also operates an Internet-only bank, BankDirect.com, to fund its growing asset base. BankDirect provides a steady deposit generation mechanism for the company. Importantly, BankDirect's deposit mix is more favorable (and hence, more valuable) than many of its Internet-only bank competitors, as lower cost checking accounts comprise about 37% of total deposits. About 65% of customers have transactional accounts, and nearly 30% of customers have multiple products.

ROBINSON-HUMPHREY


 THE TEXAS TWO STEP:. A STRONG ECONOMY AND A THRIVING BANK INDUSTRY-JUNE 8, 2001
--------------------------------------------------------------------------------


                  BankDirect began an affinity relationship with American Airlines' AAdvantage(R) frequent flyer program in May 2000, whereby BankDirect offers bonus miles to frequent flyers for banking with BankDirect. Importantly, the relationship gives BankDirect access to 40 million potential new customers.


                  Financially, the company is rapidly growing into its expense base, as the bank has turned profitable in 2001. That said, now that the bank is switching from solely a growth mode to a profitability enhancement mode, the bank is becoming more cost conscious as well.

                  With its roster of brand-name investors and high profile entries into the state's most attractive markets, Texas Capital is definitely a story to watch. Indeed, the management team has significant plans to transform Texas Capital from a start-up bank into a driving force of Texas banking. The bank has already reached profitability and $1 billion in assets and appears to be off to a good start.





ROBINSON-HUMPHREY